Exhibit 99.1

Trimble Reports Third Quarter 2016 Results

•	Third Quarter 2016 Revenue $584.1 million

•	GAAP Diluted Earnings Per Share $0.15; Non-GAAP Diluted Earnings Per Share $0.33

SUNNYVALE, Calif., Nov. 1, 2016 – Trimble (NASDAQ: TRMB) today announced financial results for the third quarter of 2016.

Third Quarter 2016 Financial Summary

Third quarter 2016 revenue of $584.1 million was up 4 percent as compared to the third quarter of 2015. Engineering and Construction revenue was $332.4 million, up 2 percent. Field Solutions revenue was $77.9 million, up 6 percent. Mobile Solutions revenue was $138.5 million, up 5 percent. Advanced Devices revenue was $35.3 million, up 15 percent.

GAAP operating income was $55.3 million, up 20 percent as compared to the third quarter of 2015. GAAP operating margin was 9.5 percent of revenue as compared to 8.2 percent of revenue in the third quarter of 2015.

GAAP net income was $39.2 million, up 6 percent as compared to the third quarter of 2015. Diluted GAAP earnings per share were $0.15 as compared to diluted GAAP earnings per share of $0.14 in the third quarter of 2015.

Non-GAAP operating income of $110.8 million was up 6 percent as compared to the third quarter of 2015. Non-GAAP operating margin was 19.0 percent of revenue as compared to 18.7 percent of revenue in the third quarter of 2015.

Non-GAAP net income of $84.0 million was up 8 percent as compared to the third quarter of 2015. Diluted non-GAAP earnings per share were $0.33 as compared to diluted non-GAAP earnings per share of $0.30 in the third quarter of 2015.

The GAAP tax rate for the quarter was 25 percent as compared to 15 percent in the third quarter of 2015, and the non-GAAP tax rate was 24 percent, unchanged from the third quarter of 2015.

Operating cash flow for the first three quarters of 2016 was $282.0 million, up 2 percent as compared to the first three quarters of 2015. Deferred revenue for the third quarter of 2016 was $294.3 million, up 7 percent as compared to the third quarter of 2015.

During the third quarter, Trimble repurchased approximately 0.4 million shares of its common stock for $10.0 million, and year to date has repurchased approximately 4.2 million shares for $102.2 million. Approximately $148 million remains under the current share repurchase authorization as of the end of the third quarter.

“Our results in the quarter demonstrated progress, both top and bottom line,” said Steven W. Berglund, Trimble’s president and chief executive officer. “We encountered more challenges than anticipated in the U.S., particularly in the geospatial market. Although we anticipate market ambiguities to persist into 2017, we continue to expect 2017 to be a year of growth and margin expansion.”

Forward Looking Guidance

For the fourth quarter of 2016 Trimble expects revenue to be between $562 million and $592 million with GAAP earnings per share of $0.11 to $0.16 and non-GAAP earnings per share of $0.27 to $0.32. Non-GAAP guidance excludes the amortization of intangibles of $34 million related to previous acquisitions, anticipated acquisition costs of $1 million, the anticipated impact of stock-based compensation expense of $14 million, and $4 million in anticipated restructuring charges. GAAP guidance assumes a tax rate of 28 percent and non-GAAP guidance assumes a tax rate of 24 percent. Both GAAP and non-GAAP earnings per share assume approximately 254 million shares outstanding.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on November 1 at 2:00 p.m. PT to review its third quarter 2016 results. An accompanying slide presentation will be made available on the “Investors” section of the Trimble website, www.trimble.com, under the subheading “Events & Presentations”. The call will be broadcast live on the web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (702) 928-6633 (international). The passcode is 3870795. The replay will also be available on the Web at the address above.

Use of Non-GAAP Financial Information

To help our investors understand our past financial performance and our future results, as well as our performance relative to competitors, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Further, we believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons.

The specific non-GAAP measures, which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why these non-GAAP measures provide useful information to investors regarding our financial condition and results of operations and why management chose to exclude selected items can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at: http://investor.trimble.com.

About Trimble

Trimble is transforming the way the world works by delivering products and services that connect the physical and digital worlds. Core technologies in positioning, modeling, connectivity and data analytics enable customers to improve productivity, quality, safety and sustainability. From purpose built products to enterprise lifecycle solutions, Trimble software, hardware and services are transforming a broad range of industries such as agriculture, construction, geospatial and transportation and logistics. For more information about Trimble (NASDAQ:TRMB), visit: www.trimble.com.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, the potential for growth and margin expansion in 2017, the impact of acquisitions, the ability to deliver revenue, earnings per share and other financial projections that Trimble has guided for the fourth quarter and full year, including the expected tax rate, anticipated impact of stock-based compensation expense, amortization of intangibles related to previous acquisitions, anticipated acquisition costs, restructuring charges, and the anticipated number of diluted shares outstanding. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. The Company’s results may be adversely affected if the Company is unable to market, manufacture and ship new products, obtain new customers, or integrate new acquisitions. The Company’s results would also be negatively impacted by weakening in the macro environment or foreign exchange fluctuations. Any failure to achieve predicted results could negatively impact the Company’s revenues, cash flow from operations, and other financial results. The Company’s financial results will also depend on a number of other factors and risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K, such as changes in economic conditions, further worsening in the geospatial market, critical part supply chain shortages, and possible write-offs of goodwill. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company’s position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

(Unaudited)

	Third Quarter of		First Three Quarters of
	2016	2015	2016	2015
Revenue:
Product	$384.9	$373.0	$1,185.5	$1,168.2
Service	105.6	103.9	316.9	310.5
Subscription	93.6	85.4	274.3	252.0

Total revenue	584.1	562.3	1,776.7	1,730.7

Cost of sales:
Product	186.6	175.5	576.0	554.0
Service	40.7	39.4	126.3	123.0
Subscription	26.0	26.1	79.3	75.8
Amortization of purchased intangible assets	21.8	23.3	69.9	68.8

Total cost of sales	275.1	264.3	851.5	821.6

Gross margin	309.0	298.0	925.2	909.1

Gross margin (%)	52.9%	53.0%	52.1%	52.5%

Operating expense:
Research and development	86.9	79.6	266.6	251.3
Sales and marketing	88.6	89.1	282.7	281.8
General and administrative	59.2	63.2	193.1	192.1
Restructuring charges	3.5	2.7	9.8	9.0
Amortization of purchased intangible assets	15.5	17.4	47.3	53.4

Total operating expense	253.7	252.0	799.5	787.6

Operating income	55.3	46.0	125.7	121.5

Non-operating income (expense), net:
Interest expense	(6.6)	(6.4)	(19.8)	(19.1)
Foreign currency transaction gain (loss), net	—	0.1	(1.6)	1.2
Income from equity method investments, net	5.2	4.7	13.9	14.1
Other income (expense), net	(1.7)	(0.9)	1.7	5.8

Total non-operating income (expense), net	(3.1)	(2.5)	(5.8)	2.0

Income before taxes	52.2	43.5	119.9	123.5

Income tax provision	13.0	6.5	25.4	26.7

Net income	39.2	37.0	94.5	96.8
Less: Net loss attributable to noncontrolling interests	—	(0.1)	(0.2)	(0.3)

Net income attributable to Trimble Navigation Limited	$39.2	$37.1	$94.7	$97.1

Earnings per share attributable to Trimble Navigation Limited:
Basic	$0.16	$0.15	$0.38	$0.38

Diluted	$0.15	$0.14	$0.37	$0.37

Shares used in calculating earnings per share:
Basic	249.7	254.8	250.5	257.5

Diluted	253.2	257.2	253.7	260.3

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	Third Quarter of	Fiscal Year End
As of	2016	2015
Assets

Current assets:
Cash and cash equivalents	$213.5	$116.0
Short term investments	62.1	—
Accounts receivable, net	369.2	361.9
Other receivables	35.4	14.9
Inventories	224.3	261.1
Other current assets	53.4	44.5

Total current assets	957.9	798.4

Property and equipment, net	149.4	159.2
Goodwill	2,111.1	2,106.4
Other purchased intangible assets, net	371.1	487.1
Other non-current assets	141.9	129.6

Total assets	$3,731.4	$3,680.7

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$145.3	$118.3
Accounts payable	102.0	99.8
Accrued compensation and benefits	86.8	98.9
Deferred revenue	259.1	234.6
Accrued warranty expense	18.1	18.5
Other current liabilities	82.7	90.8

Total current liabilities	694.0	660.9

Long-term debt	524.5	611.4
Non-current deferred revenue	35.2	29.6
Deferred income tax liabilities	45.4	51.7
Other non-current liabilities	112.6	106.5

Total liabilities	1,411.7	1,460.1

Shareholders’ equity:
Common stock	1,316.0	1,238.3
Retained earnings	1,159.1	1,148.2
Accumulated other comprehensive loss	(155.2)	(166.8)

Total Trimble Navigation Limited shareholders’ equity	2,319.9	2,219.7
Noncontrolling interests	(0.2)	0.9

Total shareholders’ equity	2,319.7	2,220.6

Total liabilities and shareholders’ equity	$3,731.4	$3,680.7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	First Three Quarters of
	2016	2015
Cash flow from operating activities:
Net Income	$94.5	$96.8

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	27.9	27.0
Amortization expense	117.2	122.2
Provision for doubtful accounts	2.5	1.7
Deferred income taxes	1.2	(0.5)
Stock-based compensation	40.0	37.3
Income from equity method investments	(13.9)	(14.1)
Divestiture (gain) loss, net	0.1	(5.8)
Excess tax benefit for stock-based compensation	(5.0)	(1.4)
Provision for excess and obsolete inventories	12.0	5.1
Other non-cash items	3.9	9.0

Decrease (increase) in assets:
Accounts receivables	(9.9)	12.3
Other receivables	(2.7)	6.5
Inventories	25.7	(6.4)
Other current and non-current assets	(11.1)	(9.5)

Increase (decrease) in liabilities:
Accounts payable	2.7	(6.9)
Accrued compensation and benefits	(12.8)	(15.4)
Deferred revenue	32.8	38.6
Accrued warranty	(0.5)	(1.4)
Other liabilities	(22.6)	(18.7)

Net cash provided by operating activities	282.0	276.4

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(22.3)	(101.7)
Acquisitions of property and equipment	(19.7)	(35.7)
Purchases of equity method investments	(1.5)	(3.6)
Acquisitions of intangible assets	(0.3)	(0.1)
Purchases of available-for-sale investments	(62.1)	—
Net proceeds from sale of businesses	10.7	12.1
Dividends received from equity method investments	16.5	15.3
Other	0.1	0.3

Net cash used in investing activities	(78.6)	(113.4)

Cash flow from financing activities:
Issuance of common stock, net of tax withholdings	50.0	29.1
Repurchases and retirement of common stock	(102.2)	(234.4)
Excess tax benefit for stock-based compensation	5.0	1.4
Proceeds from debt and revolving credit lines	291.0	458.0
Payments on debt and revolving credit lines	(351.3)	(431.1)

Net cash used in financing activities	(107.5)	(177.0)

Effect of exchange rate changes on cash and cash equivalents	1.6	(10.4)

Net increase (decrease) in cash and cash equivalents	97.5	(24.4)
Cash and cash equivalents - beginning of period	116.0	148.0

Cash and cash equivalents - end of period	$213.5	$123.6

REPORTING SEGMENTS

(Dollars in millions)

(Unaudited)

	Reporting Segments
	Engineering and Construction	Field Solutions	Mobile Solutions	Advanced Devices
THIRD QUARTER OF FISCAL 2016 :
Revenue	$332.4	$77.9	$138.5	$35.3

Operating income before corporate allocations	$69.1	$22.1	$22.4	$14.3
Operating margin (% of segment external net revenue)	20.8%	28.4%	16.2%	40.5%
THIRD QUARTER OF FISCAL 2015 :
Revenue	$326.4	$73.5	$131.6	$30.8

Operating income before corporate allocations	$68.8	$19.5	$23.1	$10.8
Operating margin (% of segment external net revenue)	21.1%	26.5%	17.6%	35.1%
FIRST THREE QUARTERS OF 2016 :
Revenue	$993.4	$271.0	$412.9	$99.4

Operating income before corporate allocations	$175.0	$81.5	$60.2	$36.1
Operating margin (% of segment external net revenue)	17.6%	30.1%	14.6%	36.3%
FIRST THREE QUARTERS OF 2015 :
Revenue	$964.2	$275.9	$388.1	$102.5

Operating income before corporate allocations	$166.3	$85.0	$62.5	$37.1
Operating margin (% of segment external net revenue)	17.2%	30.8%	16.1%	36.2%

GAAP TO NON-GAAP RECONCILIATION

(Dollars in millions, except per share data)

(Unaudited)

		Third Quarter of				First Three Quarters of
		2016		2015		2016		2015
		Dollar Amount	% of Revenue	Dollar Amount	% of Revenue	Dollar Amount	% of Revenue	Dollar Amount	% of Revenue
GROSS MARGIN:
GAAP gross margin:		$309.0	52.9%	$298.0	53.0%	$925.2	52.1%	$909.1	52.5%
Restructuring charges	( A )	0.5	0.1%	0.3	0.1%	1.2	0.1%	0.8	—%
Amortization of purchased intangible assets	( B )	21.8	3.7%	23.3	4.1%	69.9	3.9%	68.8	4.0%
Stock-based compensation	( C )	0.9	0.2%	1.0	0.2%	2.8	0.1%	2.9	0.2%

Non-GAAP gross margin:		$332.2	56.9%	$322.6	57.4%	$999.1	56.2%	$981.6	56.7%

OPERATING EXPENSES:
GAAP operating expenses:		$253.7	43.4%	$252.0	44.8%	$799.5	45.0%	$787.6	45.5%
Restructuring charges	( A )	(3.5)	(0.6)%	(2.7)	(0.5)%	(9.8)	(0.5)%	(9.0)	(0.5)%
Amortization of purchased intangible assets	( B )	(15.5)	(2.7)%	(17.4)	(3.1)%	(47.3)	(2.7)%	(53.4)	(3.1)%
Stock-based compensation	( C )	(12.4)	(2.1)%	(11.8)	(2.1)%	(37.2)	(2.1)%	(34.4)	(2.0)%
Acquisition / divestiture items	( D )	(0.9)	(0.1)%	(2.4)	(0.4)%	(3.4)	(0.2)%	(8.0)	(0.4)%
Executive transition costs	( E )	—	—%	—	—%	(1.0)	(0.1)%	—	—%

Non-GAAP operating expenses:		$221.4	37.9%	$217.7	38.7%	$700.8	39.4%	$682.8	39.5%

OPERATING INCOME:
GAAP operating income:		$55.3	9.5%	$46.0	8.2%	$125.7	7.1%	$121.5	7.0%
Restructuring charges	( A )	4.0	0.7%	3.0	0.5%	11.0	0.6%	9.8	0.6%
Amortization of purchased intangible assets	( B )	37.3	6.4%	40.7	7.2%	117.2	6.6%	122.2	7.1%
Stock-based compensation	( C )	13.3	2.3%	12.8	2.3%	40.0	2.2%	37.3	2.1%
Acquisition / divestiture items	( D )	0.9	0.1%	2.4	0.5%	3.4	0.2%	8.0	0.5%
Executive transition costs	( E )	—	—%	—	—%	1.0	0.1%	—	—%

Non-GAAP operating income:		$110.8	19.0%	$104.9	18.7%	$298.3	16.8%	$298.8	17.3%

NON-OPERATING INCOME (EXPENSE), NET:
GAAP non-operating income (expense), net:		$(3.1)		$(2.5)		$(5.8)		$2.0
Acquisition / divestiture items	( D )	2.8		(0.2)		0.1		(5.8)

Non-GAAP non-operating income (expense), net:		$(0.3)		$(2.7)		$(5.7)		$(3.8)

			GAAP and Non-GAAP Tax Rate % (H)		GAAP and Non-GAAP Tax Rate % (H)		GAAP and Non-GAAP Tax Rate % (H)		GAAP and Non-GAAP Tax Rate % (H)
INCOME TAX PROVISION:
GAAP income tax provision:		$13.0	25%	$6.5	15%	$25.4	21%	$26.7	22%
Non-GAAP items tax effected	( F )	14.6		8.8		36.3		37.8
Difference in GAAP and Non-GAAP tax rate	( G )	(1.1)		9.2		8.5		6.3

Non-GAAP income tax provision:		$26.5	24%	$24.5	24%	$70.2	24%	$70.8	24%

NET INCOME:
GAAP net income attributable to Trimble Navigation Limited		$39.2		$37.1		$94.7		$97.1
Restructuring charges	( A )	4.0		3.0		11.0		9.8
Amortization of purchased intangible assets	( B )	37.3		40.7		117.2		122.2
Stock-based compensation	( C )	13.3		12.8		40.0		37.3
Acquisition / divestiture items	( D )	3.7		2.2		3.5		2.2
Executive transition costs	( E )	—		—		1.0		—
Non-GAAP tax adjustments	( F )	(13.5)		(18.0)		(44.8)		(44.1)

Non-GAAP net income attributable to Trimble Navigation Limited		$84.0		$77.8		$222.6		$224.5

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Navigation Limited		$0.15		$0.14		$0.37		$0.37
Restructuring charges	( A )	0.02		0.01		0.05		0.04
Amortization of purchased intangible assets	( B )	0.15		0.16		0.46		0.47
Stock-based compensation	( C )	0.05		0.05		0.16		0.14
Acquisition / divestiture items	( D )	0.01		0.01		0.02		0.01
Executive transition costs	( E )	—		—		—		—
Non-GAAP tax adjustments	( F )	(0.05)		(0.07)		(0.18)		(0.17)

Non-GAAP diluted net income per share attributable to Trimble Navigation Limited		$0.33		$0.30		$0.88		$0.86

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in the previous table as well as detailed explanations to the adjustments to comparable GAAP measures, are set forth below:

Non-GAAP gross margin

We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions and manufacturing costs influence our business. Non-GAAP gross margin excludes restructuring costs, amortization of purchased intangible assets and stock-based compensation from GAAP gross margin. We believe that these exclusions offer investors additional information that may be useful to view trends in our gross margin performance.

Non-GAAP operating expenses

We believe this measure is important to investors evaluating our non-GAAP spending in relation to revenue. Non-GAAP operating expenses exclude restructuring costs, amortization of purchased intangible assets, stock-based compensation, acquisition/divestiture costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, and integration costs, and executive transition costs from GAAP operating expenses. We believe that these exclusions offer investors supplemental information to facilitate comparison of our operating expenses to our prior results.

Non-GAAP operating income

We believe our investors benefit by understanding our non-GAAP operating income trends which are driven by revenue, gross margin, and spending. Non-GAAP operating income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, acquisition/divestiture costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, and integration costs, and executive transition costs. We believe that these exclusions offer an alternative means for our investors to evaluate current operating performance compared to results of other periods.

Non-GAAP non-operating income (expense), net

We believe this measure helps investors evaluate our non-operating income trends. Non-GAAP non-operating income (expense), net excludes acquisition and divestiture gains/losses associated with unusual acquisition related items such as intangible asset impairment charges and gains or losses related to the acquisition or sale of certain businesses and investments. Non-GAAP non-operating income (expense), net also excludes the write-off of debt issuance costs associated with terminated and/or modified credit facilities and costs associated with the issuance of new credit facilities and Senior Notes that were not capitalized as debt issuance costs. We believe that these exclusions provide investors with a supplemental view of our ongoing financial results.

Non-GAAP income tax provision

We believe that providing investors with the non-GAAP income tax provision is beneficial because it provides for consistent treatment of the excluded items in our non-GAAP presentation.

Non-GAAP net income

This measure provides a supplemental view of net income trends which are driven by non-GAAP income before taxes and our non-GAAP tax rate. Non-GAAP net income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, acquisition and divestiture costs, executive transition costs, write-off of debt issuance costs and non-GAAP tax adjustments from GAAP net income. We believe our investors benefit from understanding these exclusions and from an alternative view of our net income performance as compared to our past net income performance.

Non-GAAP diluted net income per share

We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company. Non-GAAP diluted net income per share excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, acquisition and divestiture costs, executive transition costs, a write off of debt issuance costs and non-GAAP tax adjustments from GAAP diluted net income per share. We believe that these exclusions offer investors a useful view of our diluted net income per share as compared to our past diluted net income per share.

These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. We believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons. Accordingly, management excludes from non-GAAP those items relating to restructuring, amortization of purchased intangible assets, stock based compensation, acquisition and divestiture costs, executive transition costs, write-off of debt issuance costs and non-GAAP tax adjustments. For detailed explanations of the adjustments made to comparable GAAP measures, see items (A) - (I) below.

(A)	Restructuring costs. Included in our GAAP presentation of cost of sales and operating expenses, restructuring costs recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings. We exclude restructuring costs from our non-GAAP measures because we believe they do not reflect expected future operating expenses, they are not indicative of our core operating performance, and they are not meaningful in comparisons to our past operating performance. We have incurred restructuring expense in each of the periods presented. However the amount incurred can vary significantly based on whether a restructuring has occurred in the period and the timing of headcount reductions.

(B)	Amortization of purchased intangible assets. Included in our GAAP presentation of gross margin and operating expenses is amortization of purchased intangible assets. US GAAP accounting requires that intangible assets are recorded at fair value and amortized over their useful lives. Consequently, the timing and size of our acquisitions will cause our operating results to vary from period to period, making a comparison to past performance difficult for investors. This accounting treatment may cause differences when comparing our results to companies that grow internally because the fair value assigned to the intangible assets acquired through acquisition may significantly exceed the equivalent expenses that a company may incur for similar efforts when performed internally. Furthermore, the useful life that we expense our intangible assets over may be substantially different from the time period that an internal growth company incurs and recognizes such expenses. We believe that by excluding the amortization of purchased intangible assets, which primarily represents technology and/or customer relationships already developed, it provides an alternative way for investors to compare our operations pre-acquisition to those post-acquisitions and to those of our competitors that have pursued internal growth strategies. However, we note that companies that grow internally will incur costs to develop intangible assets that will be expensed in the period incurred, which may make a direct comparison more difficult.
(C)	Stock-based compensation. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense. For the third quarter and the first three quarters of fiscal years 2016 and 2015, stock-based compensation was allocated as follows:

	Third Quarter of		First Three Quarters of
(Dollars in millions)	2016	2015	2016	2015
Cost of sales	$0.9	$1.0	$2.8	$2.9
Research and development	2.2	2.1	6.9	6.4
Sales and Marketing	2.1	2.2	6.3	6.7
General and administrative	8.1	7.5	24.0	21.3

	$13.3	$12.8	$40.0	$37.3

(D)	Acquisition / divestiture items. Included in our GAAP presentation of operating expenses, acquisition costs consist of external and incremental costs resulting directly from merger and acquisition and strategic investment activities such as legal, due diligence, and integration costs, as well as adjustments to the fair value of earn-out liabilities. Included in our GAAP presentation of non-operating income (expense), net, acquisition / divestiture items includes unusual acquisition, investment, or divestiture gains/losses. Although we do numerous acquisitions, the costs that have been excluded from the non-GAAP measures are costs specific to particular acquisitions. These are one-time costs that vary significantly in amount and timing and are not indicative of our core operating performance.
(E)	Executive transition costs. Included in our GAAP presentation of operating expenses are amounts paid to the Company’s former CFO upon his departure under the terms of his executive severance agreement. We excluded these payments from our non-GAAP measures because they represent non-recurring expenses and are not indicative of our ongoing operating expenses. We further believe that excluding the executive transition costs from our non-GAAP results is useful to investors in that it allows for period-over-period comparability.
(F)	Non-GAAP items tax effected. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP items (A) - (F) on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in this non-GAAP presentation.
(G)	Difference in GAAP and Non-GAAP tax rate. This amount represents the difference between the GAAP and Non-GAAP tax rates applied to the Non-GAAP operating income plus the Non-GAAP non-operating income (expense), net.
(H)	GAAP and non-GAAP tax rate %. These percentages are defined as GAAP income tax provision as a percentage of GAAP income before taxes and non-GAAP income tax provision as a percentage of non-GAAP income before taxes. We believe that investors benefit from a presentation of non-GAAP tax rate percentage as a way of facilitating a comparison to non-GAAP tax rates in prior periods.